EXHIBIT 3.1

                               SECRETARY OF STATE

                    [THE GREAT SEAL OF THE STATE OF NEVADA]

                                STATE OF NEVADA


                               CORPORATE CHARTER


I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that SHOPOVERSEAS.COM, INC. did on August 2, 1999 file in this office the original Aritcles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

                           IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on August 3, 1999.


                                /s/ Dean Heller

                                        Secretary of State

[THE GREAT SEAL
 OF THE STATE
  OF NEVADA]
                                By /s/ [ILLEGIBLE]

                                        Certification Clerk

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[STAMP]

                           ARTICLES OF INCORPORATION
                                       OF
                             Shopoverseas.com, Inc.

     The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the State of Nevada, do hereby set forth as follows:

     FIRST: The name of the corporation is:

                             Shopoverseas.com, Inc.

     SECOND: The address of the resident agent of this corporation in this state is c/o United Corporate Services, Inc., 202 South Minnesota Street, in the City of Carson City, County of Carson City, State of Nevada 89703 and the name of the resident agent at said address is United Corporate Services, Inc.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Nevada.

     FOURTH: (a) The corporation shall be authorized to issue the following shares:

     Class               Number of Shares         Par Value
     -----               ----------------         ---------

     COMMON                100,000,000              $.00l
     PREFERRED              10,000,000              $.00l

     (b) The designations and the powers, preferences and rights, and the qualifications or restrictions thereof are as follows:

     1. The holders of the Common shares shall be entitled to vote in all matters requiring shareholder approval including the election o directors and the holders of the Preferred shares shall have no voting rights whatsoever except as are expressly required by law.

     2. The holders of the Preferred shares shall be entitled to receive dividends, distributed ratably, before any dividends are declared and paid to the holders of the Common shares.

     3. The holders of the Preferred shares shall be entitled, upon dissolution or liquidation of the corporation, to share in the assets of the corporation, ratably, in an aggregate amount equal to the par value of the shares held before any such distribution is made of the holders of the Common shares.

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     4. The Preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series; the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series; the rights, if any of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

     All the Preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein.

     FIFTH: The number of directors constituting the initial Board of Directors is two (2); and the name and address of the initial Board of Directors, to serve until the first annual meeting of shareholders, or until the successors are elected and qualify, are as follows:

     NAME                             ADDRESS
     ----                             -------

     Ethel Schwartz                   1510 51st Street
                                      Brooklyn, New York 11219

     Eva Beilus                       278 Penn Street
                                      Brooklyn, New York 11219

     Hyman Schwartz                   1510 51st Street
                                      Brooklyn, New York 11219

     Byron Lerner                     10 Estates Drive
                                      Roslyn, New York 11576

     James Tubbs                      10 Estates Drive
                                      Roslyn, New York 11576

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     SIXTH: The names and addresses of the incorporators are as follows:

     NAME                             ADDRESS
     ----                             -------

     Michael A. Barr                  10 Bank Street
                                      White Plains, New York 10606

     Maria R. Fischetti               10 Bank Street
                                      White Plains, New York 10606

     SEVENTH: The period of duration of the corporation shall be perpetual.

     EIGHTH: The corporation may, to the fullest extent permitted by Section
78.751 of the Nevada General Corporation Law, indemnify any and all directors and officers whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matter referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity by holding office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefits of the heirs, executors and administrators of such a person.

     IN WITNESS WHEREOF, the undersigned hereby execute this document and affirm that the facts set forth herein are true under the penalties of perjury this thirtieth day of July, 1999.

                                               /s/ Michael A. Barr

                                               MICHAEL A. BARR
                                               --------------------------------
                                               Michael A. Barr, Incorporator


                                               /s/ Maria R. Fischetti

                                               MARIA R. FISCHETTI
                                               --------------------------------
                                               Maria R. Fischetti, Incorporator